Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Vireo Growth Inc. (formerly Goodness Growth Holdings Inc.) of our report dated March 4, 2025, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Vireo Growth Inc. (formerly Goodness Growth Holdings Inc.) for the year ended December 31, 2024, filed on March 4, 2025. We also consent to the reference to our firm under the wording “Experts” in such Registration Statement.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

December 9, 2025

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, B.C., Canada V7Y 1G6

Telephone (604) 687-0947 Davidson-co.com